LAZARD FRERES & CO.
One Rockefeller Plaza
New York, NY 10020

Telephone (212) 632-6000
Facsimile (212) 632-6060                                           NEW YORK


                                                           February 4, 1994


The Board of Directors
Paramount Communications Inc.
15 Columbus Circle
New York, NY  10023-7780

Dear Members of the Board:

     You have requested our opinion, as of this date, as to the relationship from a financial point of view of the Viacom Transaction Consideration (as defined below) to the QVC Transaction Consideration (as defined below).

     We understand that, as set forth in Amendment Number 34 to the Tender Offer Statement on Schedule 14D-1 filed by QVC Network, Inc. ("QVC"), Comcast Corporation and BellSouth Corporation with the Securities and Exchange Commission (the "Commission") on February 1, 1994 (the "QVC Tender Offer Statement"), QVC has amended its proposal (the "Amended QVC Proposal") to acquire Paramount Communications Inc. ("Paramount") by amending the terms of the cash tender offer (the "QVC Offer") that QVC commenced on October 27, 1993 and the terms of the consideration payable to the holders (the "Stockholders") of common stock of Paramount ("Common Stock") in the QVC Second-Step Merger (as defined below). Under the Amended QVC Proposal, (i) QVC is offering in the QVC Offer to purchase 61,657,432 shares of Common Stock, or such greater number as equals 50.1% of the outstanding shares of Common Stock (on a fully diluted basis), at a purchase price of $104.00 per share in cash, and (ii) following completion of the QVC Offer, in accordance with the form of Agreement and Plan of Merger, between QVC and Paramount (the "Form QVC Merger Agreement") that is attached to the Exemption Agreement, dated as of January 21, 1994, between QVC and Paramount, as amended on January 27, 1994 (the "QVC Exemption Agreement"), Paramount would be merged into QVC in the proposed second-step merger between QVC and Paramount (the "QVC Second-Step Merger"; collectively with the QVC Offer, the "QVC Two-Step Transaction"), and each share of Common Stock not purchased in the QVC Offer (other than shares of Common Stock held in the treasury of Paramount or owned by Paramount or any direct or indirect wholly-owned subsidiary of Paramount or QVC or shares of Common Stock held by those Stockholders (as defined below) who exercise and perfect stockholders appraisal rights under Delaware law) would be converted into the right to receive (a) 1.2361 shares of common stock of QVC (the "QVC Common Stock"), (b) 0.2386 shares of a new series of 6% cumulative non-convertible exchangeable preferred stock of QVC (the "QVC Merger Preferred Stock") and (c) 0.32 warrants to purchase one share of QVC Common Stock at a price of $70.34 per share, exercisable at any time by the

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holder prior to the tenth anniversary of the QVC Second-Step Merger (the
"QVC Warrants") (the aggregate consideration payable to the Stockholders pursuant to the QVC Offer set forth in clause (i) and the aggregate consideration payable to the Stockholders pursuant to the QVC Second-Step Merger set forth in subclauses (a), (b) and (c) of clause (ii) is collectively referred to as the "QVC Transaction Consideration"). We also understand that the Amended QVC Proposal provides that the QVC Merger Preferred Stock will pay cumulative quarterly dividends at a rate of $3.00 per annum per share, will have a liquidation preference of $50.00 per share, will be redeemable for cash by QVC at declining redemption premiums on and after the fifth anniversary of the QVC Second-Step Merger and will be exchangeable by QVC into QVC's 6% subordinated debentures (the "QVC Debentures") at an exchange rate of $50.00 principal amount of QVC Debenture per share of QVC Merger Preferred Stock on and after the third anniversary of the QVC Second-Step Merger. In addition, we understand that the QVC Warrants will be exercisable with cash or by using an equivalent amount of liquidation preference of QVC Merger Preferred Stock or principal amount of QVC Debentures and will be redeemable for cash by QVC, at its option, at $15.00 per QVC Warrant on and after the fifth anniversary of the QVC Second-Step Merger.

     In addition, we understand that, as set forth in (i) the written proposal submitted to Paramount by Viacom Inc. ("Viacom") on February 1, 1994 and (ii) Amendment Number 35 to the Tender Offer Statement on Schedule 14D-1 filed by Viacom, National Amusements, Inc., Mr. Sumner M. Redstone and Blockbuster Entertainment Corporation ("Blockbuster") with the Commission on February 1, 1994 (the "Viacom Tender Offer Statement") (collectively, the "Amended Viacom Proposal"), Viacom did not amend the terms of the cash tender offer (the "Viacom Offer") that it had commenced on October 25, 1993, but amended the terms of the consideration payable to the Stockholders in the proposed Viacom Second-Step Merger (as defined below). Under the Amended Viacom Proposal, (a) Viacom is continuing to offer in the Viacom Offer to purchase 61,657,432 shares of Common Stock, or such greater number as equals 50.1% of the outstanding shares of Common Stock (on a fully diluted basis), at a purchase price of $107.00 per share in cash, and (b) following completion of the Viacom Offer, in accordance with the Agreement and Plan of Merger, between Viacom and Paramount, dated as of January 21, 1994, as amended on January 27, 1994 and as proposed to be amended to reflect the Amended Viacom Proposal (the "Viacom Merger Agreement"), Paramount would be merged into Viacom in the proposed second-step merger between Viacom and Paramount (the "Viacom Second-Step Merger"; collectively with the Viacom Offer, the " Viacom Two-Step Transaction"), and each share of Common Stock not purchased in the Viacom Offer (other than shares of Common Stock held in the treasury of Paramount or owned by Paramount or any direct or indirect wholly-owned subsidiary of Paramount or Viacom or shares of Common Stock held by those Stockholders who exercise and perfect stockholders appraisal rights under Delaware law) would be converted into the right to receive (1) 0.93065 shares of Class B common stock of Viacom (the "Viacom Class B Common Stock"), (2) $17.50 principal amount of 8% exchangeable subordinated debentures of Viacom (the "Viacom Exchangeable Debentures"), (3) 0.5 warrants to purchase one share of Viacom Class B Common Stock at a price of $60.00 per share, exercisable at any time by the holder prior to the third anniversary of the Viacom Second-Step Merger, (4) 0.3 warrants to purchase one share of Viacom Class B Common

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Stock at a price of $70.00 per share, exercisable at any time by the holder prior to the fifth anniversary of the Viacom Second-Step Merger (the
"Viacom Five Year Warrants") and (5) 0.93065 contingent value rights of Viacom (the "Viacom CVRs") having the terms described below (the aggregate consideration payable to Stockholders pursuant to the Viacom Offer set forth in clause (a) and the aggregate consideration payable to Stockholders pursuant to the Viacom Second- Step Merger set forth in subclauses (1),
(2), (3), (4) and (5) of clause (b) is collectively referred to as the "Viacom Transaction Consideration"). In addition, we understand that the Amended Viacom Proposal provides that the Viacom Exchangeable Debentures will mature on the twelfth anniversary of the Viacom Second-Step Merger, will pay interest semi-annually beginning on January 1, 1995 and will be non-callable until the fifth anniversary of the Viacom Second-Step Merger, and thereafter may be redeemed for cash by Viacom at declining redemption premiums. The Amended Viacom Proposal also provides that Viacom will have the option to exchange at par the Viacom Exchangeable Debentures for the equivalent liquidation preference of a new series of Viacom 5% cumulative exchangeable (non-convertible) preferred stock (the "Viacom Merger
Preferred Stock") if the proposed merger between Viacom and Blockbuster contemplated by the Agreement and Plan of Merger, dated as of January 7, 1994, between Blockbuster and Viacom (the "Blockbuster Merger Agreement") has not been consummated by January 1, 1995, or earlier, if beneficial ownership of a majority of the outstanding shares of common stock of Blockbuster (the "Blockbuster Common Stock") has been acquired by a third party prior to January 1, 1995. The Amended Viacom Proposal further provides that the Viacom Merger Preferred Stock will be non-callable until the fifth anniversary of the Viacom Second-Step Merger, and thereafter, may be redeemed by Viacom for cash at declining redemption premiums and will have a liquidation preference of $50.00 per share. In addition, the Viacom Merger Preferred Stock will be exchangeable into Viacom's 5% subordinated debentures (the "Viacom Subordinated Debentures") after the third anniversary of the Viacom Second-Step Merger at an exchange rate of $50.00 principal amount of Viacom Subordinated Debentures for each share of Viacom Merger Preferred Stock. Moreover, the dividend rate on the Viacom Merger Preferred Stock and the interest rate on the Viacom Subordinated Debentures will increase to 10% per annum on the tenth anniversary of the Viacom Second-Step Merger, if not previously redeemed by Viacom. We further understand that the Amended Viacom Proposal provides that the Viacom Five Year Warrants will be exercisable with cash or by using an equivalent liquidation preference of Viacom Merger Preferred Stock or principal amount of Viacom Subordinated Debentures. We also understand that the Amended Viacom Proposal provides that each Viacom CVR will represent the right on the first anniversary of the Viacom Second-Step Merger to receive in cash or securities, at Viacom's election, the amount by which the Average
Trading Value (as defined in the Amended Viacom Proposal and as described below) of Viacom Class B Common Stock is less than a minimum price of $48.00 per share of Viacom Class B Common Stock, and Viacom will have the right, in its sole discretion, to extend the payment measurement dates of the Viacom CVR by one year, in which case the minimum price will increase to $51.00 per share of Viacom Class B Common Stock, and a further one year extension right which, if exercised, would increase the minimum price to $55.00 per share of Viacom Class B Common Stock. As used in the Amended Viacom Proposal, the "Average Trading Value" will be based upon the market prices of Viacom Class B Common Stock during the 60 trading days ending on

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the last day of the relevant period and is subject to a floor of $36.00 per share of Viacom Class B Common Stock on the first anniversary of the Viacom Second-Step Merger, a floor of $37.00 per share of Viacom Class B Common Stock on the second anniversary of the Viacom Second-Step Merger and a floor of $38.00 per share of Viacom Class B Common Stock on the third anniversary of the Viacom Second-Step Merger.

     Lazard Freres & Co. has from time to time acted as financial advisor to Paramount and has acted as its financial advisor in connection with proposed QVC Two-Step Transaction and proposed Viacom Two-Step Transaction. As you know, a General Partner of our firm is a member of Paramount's Board of Directors. In addition, we have from time to time in the past provided, and we are currently providing, in matters unrelated to Paramount, financial advisory or financing services to one or more of the respective equity investors in Viacom and QVC, or persons engaged in pending transactions with one or more of such investors, and we have received, or expect to receive, fees for the rendering of such services. In connection with our opinions set forth in this letter, we have, among other things:

     (i) reviewed the terms and conditions of (a) the Amended QVC Proposal, the QVC Tender Offer Statement, and the QVC Exemption Agreement (including the Form QVC Merger Agreement attached thereto) and (b) the Amended Viacom Proposal, the Viacom Tender Offer Statement and the Viacom Merger Agreement (including the form Exemption Agreement between Viacom and Paramount attached thereto);

    (ii) reviewed the terms and conditions of the Blockbuster Merger Agreement and the Subscription Agreement, dated January 7, 1994, between Viacom and Blockbuster, analyzed the Amended Viacom Proposal both with and without giving effect to the consummation of the proposed merger between Viacom and Blockbuster contemplated by the Blockbuster Merger Agreement and observed that the proposed merger between Viacom and Blockbuster is subject to the approval of the stockholders of Blockbuster;

   (iii) analyzed certain historical business and financial information relating to Paramount, Viacom, QVC and Blockbuster, including (a) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of Paramount for each of the fiscal years ended October 31, 1988 through 1992, the Transition Report on Form 10-K of Paramount for the period from November 1, 1992 through April 30, 1993 and Quarterly Reports on Form 10-Q of Paramount for the quarters ended January 31, April 30, and July 31 for each of the same fiscal years and for the quarters ended January 31, April 30, July 31 and October 31, 1993, (b) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of Viacom for each of the fiscal years ended December 31, 1988 through 1992, and Quarterly Reports on Form 10-Q of Viacom for the quarters ended March 31, June 30 and September 30 for each of the same fiscal years, and for the quarters ended March 31, June 30, and September 30, 1993, (c) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of QVC for each of the fiscal years ended January 31, 1989 through 1993, and Quarterly Reports on Form 10-Q of QVC for the quarters ended April 30, July 31 and October 31 for each of the same fiscal years, and for the quarters ended April 30, July 31 and October 31, 1993 and (d) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of Blockbuster for each of the fiscal years ended December 31, 1988

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through 1992, and Quarterly Reports on Form 10-Q of Blockbuster for the
quarters ended March 31, June 30 and September 30 for each of the same fiscal years, and for the quarters ended March 31, June 30, and September 30, 1993;

    (iv) reviewed certain financial forecasts and other data provided to us by Paramount, Viacom, QVC and Blockbuster relating to their respective businesses (except in the case of Paramount, financial forecasts for the current fiscal year only, having been advised that Paramount has not prepared projections beyond the current fiscal year);

     (v) conducted discussions with members of the senior management of Paramount, Viacom, QVC and Blockbuster with respect to the business and prospects of Paramount, Viacom, QVC and Blockbuster and the strategic objectives of each;

    (vi) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of Paramount, Viacom, QVC and Blockbuster;

   (vii) reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be comparable to those of Paramount, Viacom, QVC and Blockbuster, and in other industries generally;

  (viii) reviewed the historical stock prices and trading volumes of the Common Stock, Viacom Class B Common Stock, QVC Common Stock and Blockbuster Common Stock;

    (ix) reviewed the procedures for bidding set forth in the Viacom Merger Agreement and the QVC Exemption Agreement, in particular noting the respective provisions therein providing for the extension of the QVC Offer or the Viacom Offer, as applicable, for 10 business days upon delivery of a Completion Certificate (referred to in the Viacom Merger Agreement or the QVC Exemption Agreement, as applicable) by Viacom or QVC, as applicable; and

     (x) conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the financial and other information provided by Paramount, Viacom, QVC and Blockbuster to us, and on the representations contained in the Viacom Merger Agreement and the Form QVC Merger Agreement, and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets of Paramount, Viacom, QVC or Blockbuster. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available judgments of the managements of Paramount, Viacom, QVC or Blockbuster as to the future financial performance of Paramount, Viacom, QVC and Blockbuster, respectively. In addition, we have assumed that the Amended Viacom Proposal and the Amended QVC Proposal, were made in compliance with the terms and conditions of the Viacom Merger Agreement and the QVC Exemption

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Agreement, respectively.  Further, our opinions are based on economic, monetary and market conditions existing on this date.

     We have not reviewed any proxy statement or similar document that may be prepared for use in connection with the proposed QVC Two-Step Transaction or the proposed Viacom Two-Step Transaction. In accordance with the Procedures for Submissions of Proposals (the "Bidding Procedures") established by Paramount's Board of Directors on December 13, 1993, Paramount's Board of Directors has authorized us to respond to inquiries with respect to Paramount from prospective bidders (in addition to QVC and Viacom) and to receive proposals from additional bidders, if any. We have not, however, solicited third party indications of interest in acquiring all or any part of Paramount.

     As part of our analysis, we have continued to evaluate the transactions, as we have in the past, not only on the basis of current market values but also applying other financial valuation methodologies generally applicable to transactions of this type. These financial valuation methodologies, which are subject to certain limitations as applied to these prospective combinations, including the lack of projections for Paramount beyond the current fiscal year and the difficulties in quantifying synergies and revenue enhancements resulting from the combinations, generally favor in varying degrees the Viacom Transaction Consideration from a financial point of view. On the basis of recent market values, the QVC Transaction Consideration has had a somewhat higher market valuation than the Viacom Transaction Consideration; in this connection, we observe the high volatility of Viacom Class B Common Stock and QVC Common Stock and that the market prices of the stocks seem to be impacted by the perception of the market-place as to whether QVC or Viacom would be the ultimate acquiror of Paramount.

     We observe the express preference of Paramount's Board of Directors in the Bidding Procedures for cash and securities readily susceptible to valuation, such as securities with a fixed income stream, with a liquidation preference, or in the case of equity securities, securities which enjoy the benefits of a wide collar or other value assurance mechanism. In this regard, we note that there is a greater percentage of cash and fixed income securities as components of the Viacom Transaction Consideration than the QVC Transaction Consideration, although the magnitude of the difference in the respective percentages between the two current bids has decreased in comparison to the most recent previous bids submitted by Viacom and QVC.
We further note the offering of the Viacom CVRs in the Amended Viacom
Proposal.

     Our engagement and the opinions expressed herein are solely for the benefit of Paramount's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, Viacom, QVC, Blockbuster, any stockholders of Paramount, Viacom, QVC or Blockbuster or any other person other than Paramount's Board of Directors.

     In reaching our opinions expressed herein, we have taken into account various factors, including our assessment of the probability of consummation of the proposed merger between Viacom and Blockbuster contemplated by the Blockbuster Merger Agreement under the circumstances

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existing on the date of this letter and that, given the terms and conditions of the proposed QVC Two-Step Transaction and the proposed Viacom Two-Step Transaction and the limitations of the financial valuation methodologies referred to above, we continue to view as a favorable factor an offer that contains a greater percentage of cash and securities readily susceptible to valuation. Based on and subject to the foregoing and such other factors as we deemed relevant, including our assessment of economic, monetary and market conditions existing on the date of this letter, we are of the opinion that, as of this date, (i) the QVC Transaction Consideration is fair to the Stockholders from a financial point of view (ii) the Viacom Transaction Consideration is fair to the Stockholders from a financial point of view and (iii) the Viacom Transaction Consideration is marginally superior to the QVC Transaction Consideration from a financial point of view.

                                   Very truly yours,


                                   /s/ Lazard Freres & Co.